Exhibit 10.1

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

MEMORANDUM OF UNDERSTANDING AMONG PLAINTIFFS AND
DEFENDANTS IN IN RE INFOSONICS CORPORATION SECURITIES
LITIGATION, No. 06-CV-1231 JLS (WMc)

This Memorandum of Understanding (“MOU”) contains the material terms of a settlement (the “Settlement”) of In re InfoSonics Securities Litigation, Case No. 06-CV01231 JLS (WMc) (the “Action”) pending in the United States District Court for the Southern District of California (the “Court”) by and between Robert Sibley (“Lead Plaintiff”) and Plaintiffs Robert Lorizio and Joel Webb (collectively, “Plaintiffs”), individually and on behalf of all other persons and entities similarly situated and Defendants InfoSonics Corporation (“InfoSonics” or the “Company”) and Joseph Ram, John J. Althoff, Jeffrey Klausner, Joseph Murgo, and Abraham Rosler (collectively, with InfoSonics, the “Defendants”). The Settlement provides for the dismissal with prejudice of the Action and for the releases defined below, subject to the approval of the Court and such approval becoming final.

Plaintiffs and Defendants (collectively the “Parties”) contemplate that this MOU will be superceded by a more detailed “Stipulation of Settlement” incorporating the terms and conditions set forth herein and other customary terms and conditions as agreed upon by counsel for the Parties.

1.  InfoSonics will pay or cause its insurer AIG (National Union Fire Insurance Co. of Pittsburg, PA) (“AIG”) to pay the sum of $3,800,000.00 (three million eight hundred thousand dollars) (the “Settlement Amount”) in the following timeframe by depositing the following amounts into an interest bearing escrow account to be established by Lead Counsel for Plaintiffs (“Lead Counsel”), controlled by Lead Counsel, and made subject to the Court’s jurisdiction and oversight by Lead Counsel (the “Settlement Fund”): (a) depositing $150,000.00 (one hundred fifty thousand dollars) no later than ten (10) days following the notice of entry of an order by the Court preliminarily approving the Settlement described herein (the “First Payment Date”); and (b) depositing $3,650,000.00 (three million six hundred and fifty thousand dollars), no later than twenty-one (21) days following notice of entry of an order by the Court preliminarily approving the Settlement described herein (the “Second Payment Date”), but in no case shall the Second Payment Date be earlier than September 10, 2008. If the Settlement Amount is not paid into the Settlement Fund by the First and Second Payment Dates, as set forth herein, interest shall accrue on any unpaid portion of the Settlement Amount then due at the 3-month T-Bill rate until paid. Except as provided in paragraphs 3 and 9, the Settlement Amount will not be disbursed until all of the conditions set forth in paragraph 14 have been met.

2.  Defendants will stipulate to the certification of a class, for settlement purposes only, consisting of all purchasers of securities of InfoSonics between February 6, 2006 and August 9, 2006, inclusive (the “Class”). Excluded from the Class are the Defendants herein, the directors, officers and employees of the Company, the members of each individual defendant’s immediate family, any entity in which any Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors and predecessors in interest or assigns of any such excluded party, and any person who submits a timely and valid request for exclusion from the Class.

SD 642 367.2

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

3.  All costs of providing notice to the members of the Class, processing claims and distributing the “Net Settlement Fund” (the Settlement Amount less Court authorized payments for fees, expenses and taxes) to Class members (“Notice and Administration Costs”) shall be paid out of the Settlement Amount. The Notice of Pendency and Settlement of Class Action to be provided to Class members and summary notice to be published in the national edition of The Wall Street Journal (or other similar widely circulated national publication) shall include notice of the separate settlement of In re InfoSonics Corporation Derivative Litigation, Case No. 06-CV-1336 JLS (WMc) (the “Derivative Action”), provided, however, that the Settlement Amount will not be charged with that portion of the total costs of notification of the settlements in this Action and the Derivative Action attributable solely to the settlement of the Derivative Action. Notice and Administration Costs shall include, but are not limited to, the cost of publishing summary notice, printing and mailing a Notice of Pendency and Settlement of Class Action, as directed by the Court, and reimbursing nominees, if they request reimbursement, for their reasonable expenses of identifying members of the Class, and related costs.

4.  This is not a “claims-made” settlement. Accordingly, if all conditions of the Stipulation of Settlement are satisfied and the Settlement receives final Court approval and that approval is not overturned on appeal or overturned as a result of further proceedings on remand, and the Settlement does not fail for any other reason, then the funds on deposit in the Settlement Fund will not be returned to InfoSonics or AIG. If, however, the Settlement fails to receive court confirmation, or the judgment fails to become final, or the Settlement fails for any other reasons, then the Settlement Amount paid (including any interest earned on such payments), shall promptly be returned in accordance with paragraph 11 below.

5.  The settlement notice and claims process will be administered by an independent claims administrator selected by Lead Counsel and approved by the Court. The allocation of the Net Settlement Fund among Class members who submit timely and valid proofs of claim shall be the subject of a plan of allocation to be proposed by Plaintiffs and approved by the Court. Neither the Defendants nor their counsel will have any involvement in the plan of allocation or in reviewing or challenging any proof of claim or any liability with respect to the plan of allocation or the claims administration process. Subject to the provisions of paragraphs 1 and 9, the Settlement Amount shall be held in escrow pending the entry of a final, non-appealable order by the Court dismissing with prejudice the Action, at which time the Settlement Amount, less any award of attorneys’ fees and costs, and any taxes and/or any Notice and Administration Costs, plus any accrued interest at the rate paid on the escrow account, shall be distributed to the Class Members in the Action.

6.  The Parties will not assert that the Action was brought by Plaintiffs or defended by the Defendants in bad faith or without reasonable cause under Rule 11 of the Federal Rules of Civil Procedure.

7.  This MOU shall not be used in any way to indicate liability or wrongdoing as to any claims that were or could have been asserted in the Action or otherwise be deemed an admission (a) by the Defendants: (i) of any wrongdoing, violation of law, liability, negligence or culpability of any kind whatsoever, or (ii) that recovery could be had in any amount should the Action not be settled; or (b) by the Plaintiffs of any lack of merit of any claim asserted against

SD 642 367.2

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

Defendants, and may not be used in any proceeding for any purpose except to enforce the terms of the MOU. Defendants deny any liability or responsibility for the claims made in the Action and make no admission of any wrongdoing.

8.  The “Final Judgment” to be entered by the Court will include releases, subject to the Final Judgment becoming final as defined in the Stipulation of Settlement, providing, in substance, as follows:

(a) a release by Plaintiffs and all members of the Class of all claims, demands, rights, liabilities and causes of action, known or unknown, asserted in the Action or that have been asserted in any forum or could have been asserted by them in any forum based upon any violation of state, federal or any country’s securities laws, against any of the Defendants, parents, subsidiaries, affiliates, directors, officers, employees, agents, bankers, commercial bankers, lenders, accountants, advisors, consultants, insurers, attorneys, and any past, present or future officers, directors and employees of Defendants, their predecessors, successors, heirs, executors, trustees, estates, families, spouses and marital communities, and their subsidiaries, affiliates and agents, and all similar persons and/or entities, based upon or related to (i) their purchase of InfoSonics securities during the Class Period held at the end of the Class Period or any sales of such securities; and (ii) the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Action, including without limitation, any misstatement or omission, any breach of duty, any negligence or fraud (or any other alleged wrongdoing or misconduct) relating in any way to the accounting for the 2006 warrants, InfoSonics’ public filings and financial results publicly disseminated during the Class Period, InfoSonics’ stock split announced in May 2006, the issues with VK Mobile phone manufacturing, approvals, distribution, distribution agreements, distribution arrangements, sales, acceptance, success, or defects alleged or that could have been alleged in the Complaint, and/or any alleged trading by Defendants in InfoSonics stock.

(b) a release, waiver and relinquishment to the fullest extent permitted by law, of the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS, WHICH THE  CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER  FAVOR AT THE TIME OF EXECUTED THE RELEASE, WHICH IF KNOWN  BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER  SETTLEMENT WITH THE DEBTOR

by Plaintiffs and all members of the Class, and all other persons and entities whose claims are being released.

(c) a release by each Defendant and any other released person of each Plaintiff, and counsel for each Plaintiff from all claims, demands, rights, liabilities and causes of action, known or unknown, asserted or that might have been asserted arising out of, based

SD 642 367.2

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

upon or related to the institution, prosecution, assertion, settlement or resolution of the Action; and

(d) a provision providing for the dismissal of the Action with prejudice and without costs, except as otherwise provided in the Stipulation of Settlement.

The foregoing does not represent the precise wording of the release, but rather is intended to summarize the intent of the releases contemplated by the Settlement. The Stipulation of Settlement shall provide that the Parties shall request the Court to reserve jurisdiction over all matters relating to the administration and effectuation of the Settlement.

9.  Any attorneys’ fees and expenses awarded Plaintiffs’ Counsel (identified in the signature blocks to this Settlement and/or Plaintiffs’ Third Consolidated Amended Class Action Complaint, filed May 23, 2008) by the Court shall be paid solely from the Settlement Amount and may be paid to Plaintiffs’ Counsel immediately following an award of such fees and expenses by the Court, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, subject to each Plaintiff’s Counsel’s joint and several obligations to make appropriate refunds or repayments to the Settlement Fund, plus accrued interest at the same rate as is earned by the Settlement Fund in the escrow account if, and when, as the result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed. Each Plaintiff’s Counsel shall make the appropriate refund or repayment, in full, within ten (10) business days following written notice of any such reduction of the fee or cost award, or the termination of the Settlement. The obligation to make appropriate refund or repayment may be enforced by summary orders of the Court. The Settlement Amount shall be the sole source of payment of any award of attorneys’ fees and costs to plaintiffs’ counsel. The Parties agree that the denial, in whole or in part, of any application for attorneys’ fees and costs shall in no way affect the enforceability, validity or finality of the Settlement. Defendants will take no position with respect to Plaintiffs’ Counsel’s request for or award of attorneys’ fees or expenses.

10.  The Stipulation of Settlement shall contain a provision providing that Defendants have the right to terminate this Settlement in the event that purchasers of more than seven (7) percent of the total number of shares of InfoSonics common stock purchased during the Class Period submit timely and valid requests for exclusion from the Class.

11.  If for any reason the Settlement does not become final as defined in the Stipulation of Settlement, or if the Stipulation of Settlement is voided, canceled or terminated or the Final Judgment approving the Settlement is overturned on appeal, or does not become final as result of further proceedings on remand, the Settlement Amount plus accrued interest, less any notice costs, administration costs, taxes or tax expenses paid or owing, shall be returned to InfoSonics and/or AIG, respectively, to the extent each funded the Settlement Amount, as instructed by each party that funded the Settlement Amount, within ten (10) days after written notification of such event. This provision shall survive any other failure of the Stipulation of Settlement, and may be specifically enforced by the Court.

SD 642 367.2

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

12.  If a case is commenced concerning InfoSonics under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Amount pursuant to paragraph 1 hereof or any portion thereof by InfoSonics to be a preference, voidable transfer, fraudulent transfer or similar transaction, and any portion thereof is required to be returned, and is, in fact, returned, and such amount is not promptly re-deposited by others, then, at the election of Lead Counsel, Plaintiffs shall move (and Defendants shall not oppose) the Court to vacate and set aside both the releases given and the Final Judgment, if entered by such time. In such event, the releases and Final Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation immediately prior to the execution of the Stipulation, and the Settlement Amount shall be returned subject to the provisions of paragraph 11 above.

13.  If a case is commenced concerning AIG, Defendants’ insurance carrier, under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of that the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Amount pursuant to paragraph 1 hereof or any portion thereof to be a preference, voidable transfer, fraudulent transfer or similar transaction, and any portion thereof is required to be returned, and is, in fact, returned, and such amount is not promptly re-deposited by others, then, at the election of either Plaintiffs or Defendant(s), Plaintiffs or Defendant(s) shall move (and no other party shall oppose) the Court to vacate and set aside both the releases given and the Final Judgment, if entered by such time. In such event, the releases and Final Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation immediately prior to the execution of the Stipulation, and the Settlement Amount shall be returned subject to the provisions of paragraph 11 above.

14.  The Settlement is conditioned upon receiving final judicial approval of the Stipulation of Settlement from the Court, the entry of a Final Judgment, and the Final Judgment becoming final, as will be provided and defined in the Stipulation of Settlement. This MOU is binding on the Parties, but it is understood that the Settlement is subject to and contingent on: (a) good faith documentation and execution of a Stipulation of Settlement containing the releases described in Paragraph 8, and other essential terms contained herein; (b) the preliminary approval of the Settlement by the Court; (c) payment of the Settlement Amount, as set forth in Paragraph 1 hereof; (d) final approval of the Court upon notice as described in Paragraph 3 to the Class Members and after a hearing (meaning that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal); (e) AIG funding the Settlement Amount as set forth in Paragraph 1; and (f) the settlement of In Re InfoSonics Derivative Litigation, including receiving final judicial approval therein, entry of a Final Judgment therein, and the Final Judgment therein becoming final. This MOU and/or the Settlement shall be voidable by the Parties should any of conditions (a) to (d) not be met, and voidable by the Defendants only if conditions (e) or (f) is not met; in such event, if any Party voids this MOU and/or the Settlement, then this MOU and/or the Settlement shall be null and void, and shall not be admissible in any proceeding or be deemed to prejudice any of the positions of the Parties in or with respect to the Action or any other action. In order to void the MOU and/or the Settlement pursuant to this paragraph 14, the Party seeking to void the MOU

SD 642 367.2

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

and/or the Settlement must give notice to the other Party within thirty (30) days of the event giving rise to the right to void the MOU and/or Settlement. In the event that the Settlement is voided or terminated or fails to become effective for any reason, including pursuant to Paragraph 11, the Parties shall be deemed to have reverted to their respective status in the Action as of the date immediately preceding the execution of this MOU, and the Parties shall proceed in all respects as if this MOU and any related orders had not been executed and/or entered.

15.  Promptly upon execution of this MOU, counsel for the parties shall work cooperatively and in good faith to: (a) jointly request that the Court enter a stay of all proceedings in the Action, and, if such stay is granted, shall cease any and all work in connection with the Action except for work relating to the consummation of the Settlement; (b) in the event that the Court does not stay all proceedings in the Action, Plaintiffs and Defendants shall agree to extensions of time with respect to court filings and other submissions as may be appropriate and necessary; (c) negotiate and prepare expeditiously a binding Stipulation of Settlement embodying the essential terms contained herein and such other documentation as may be required in order to obtain the Court’s preliminary and final approval of the Settlement; (d) file the Stipulation of Settlement and other papers with the Court; and (e) cooperate and use best efforts to allow for joint hearings and other judicial efficiencies to facilitate the separate settlement of the In Re InfoSonics Derivative Litigation. Plaintiffs shall be responsible for moving for preliminary approval of the Settlement by the Court.

16.  This MOU shall be binding upon the Parties, and inure to the benefit of the successors, assigns, executors, administrators, heirs, insurers, and legal representatives of the Parties hereto, provided, however, that no assignment by any party shall operate to relieve such party of its obligations hereunder. This MOU shall also inure to the benefit of the parties to the In Re InfoSonics Derivative Litigation, only insofar as it relates specifically to that litigation.

17.  This MOU may be executed in one or more counterparts.

Dated:August 8, 2008	Dated:August 6, 2008

HULETT HARPER STEWART LLP	LATHAM & WATKINS LLP
BLAKE MUIR HARPER	PETER H. BENZIAN
SARAH P. WEBER	KIMBERLY AROUH HICKS

/s/ Blake Muir Harper (SW)	/s/ Kimberly Arouh Hicks
BLAKE MUIR HARPER	KIMBERLY AROUH HICKS

550 West C Street, Suite 1600	600 West Broadway, Suite 1800
San Diego, CA 92101	San Diego, CA 92101
Telephone: (619) 338-1133	Telephone: (619) 236-1234
Facsimile: (619) 338-1139	Facsimile: (619) 696-7419

Liaison Counsel for Plaintiffs	Counsel for Defendants InfoSonics Corporation
Joseph Ram, John J. Althoff, Jeffrey Klausner,
Joseph Murgo, and Abraham Rosler

SD 642 367.2

CONFIDENTIAL AND WITHOUT PREJUDICE
FOR SETTLEMENT PURPOSES ONLY
SUBJECT TO FED. R. OF EVIDENCE. 408

KLAFTER OLSEN & LESSER LLP
KURT B. OLSEN

/s/ Kurt Olsen
KURT B. OLSEN

1250 Connecticut Avenue NW, Suite 200
Washington, DC 20036
Telephone:   (202) 261-3553
Facsimile:     (202) 261-3533

KLAFTER OLSEN & LESSER LLP
JEFFREY A. KLAFTER
1311 Mamaroneck Avenue, Suite 220
White Plains, NY 10605
Telephone:   (914) 997-5656
Facsimile:     (914) 997-2444

BERGER & MONTAGUE PC
TODD S. COLLINS

/s/ Todd S. Collins
TODD S. COLLINS

1622 Locust Street
Philadelphia, PA 19103
Telephone:   (215) 875-3000
Facsimile:     (215) 875-5715

Co-Lead Counsel for Plaintiffs

SD 642 367.2